                                                                    EXHIBIT 10.N

                                                               Execution Version


================================================================================
                       PURCHASE, SALE AND MERGER AGREEMENT
================================================================================

                                 By and Between

                         EL PASO TENNESSEE PIPELINE CO.
                                    (Seller)

                                       and

                          EL PASO ENERGY PARTNERS, L.P.
                                     (Buyer)

                     ======================================

                           Covering the Acquisition of

                         ALL OF THE EQUITY INTERESTS IN
                       (Acquired Company Equity Interests)


                      EL PASO TEXAS FIELD SERVICES, L.L.C.
                         EL PASO ENERGY INTRASTATE, L.P.
                EL PASO OFFSHORE GATHERING & TRANSMISSION, L.L.C.
                            EPGT TEXAS PIPELINE, L.P.
                           EL PASO HUB SERVICES L.L.C.
                    EL PASO ENERGY WARWINK I COMPANY, L.L.C.
                  EL PASO ENERGY WARWINK II COMPANY, L.L.C. and
                     WARWINK GATHERING AND TREATING COMPANY
                              (Acquired Companies)

                     ======================================

                                  April 1, 2002

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

1.       Definitions..............................................................................................2

2.       The Transactions........................................................................................12
         (a)   Sale of Assigned Equity Interests.................................................................12
         (b)   The Merger........................................................................................12
         (c)   Consideration.....................................................................................12
         (d)   The Closing.......................................................................................13
         (e)   Deliveries at the Closing.........................................................................13
         (f)   Proposed Closing Statement and Post-Closing Adjustment............................................13

3.       Representations and Warranties Concerning the Transaction...............................................15
         (a)   Representations and Warranties of the Seller......................................................15
         (b)   Representations and Warranties of the Buyer.......................................................16

4.       Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired
         Companies and Relevant Assets...........................................................................18
         (a)   Organization, Qualification, and Company Power....................................................18
         (b)   Noncontravention..................................................................................18
         (c)   Title to and Condition of Assets..................................................................18
         (d)   Material Change...................................................................................21
         (e)   Legal Compliance..................................................................................22
         (f)   Tax Matters.......................................................................................22
         (g)   Contracts and Commitments.........................................................................22
         (h)   Litigation........................................................................................22
         (i)   Environmental Matters.............................................................................23
         (j)   Preferential Purchase Rights......................................................................24
         (k)   Financial Statements..............................................................................25
         (l)   Employee Matters..................................................................................25
         (m)   Prohibited Events.................................................................................25
         (n)   Regulatory Matters................................................................................25
         (o)   Intercompany Transactions.........................................................................25
         (p)   Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and
               Fixtures..........................................................................................26

5.       Pre-Closing Covenants...................................................................................26
         (a)   General...........................................................................................26
         (b)   Notices and Consents..............................................................................26
         (c)   Operation of Business.............................................................................26
         (d)   Intercompany Transactions.........................................................................28
         (e)   Full Access.......................................................................................28
         (f)   Liens and Encumbrances............................................................................28


         (g)   Prince Pre-Closing Matters........................................................................28

6.       Post-Closing Covenants..................................................................................28
         (a)   General...........................................................................................28
         (b)   Litigation Support................................................................................29
         (c)   Surety Bonds; Guarantees..........................................................................29
         (d)   Delivery and Retention of Records.................................................................29
         (e)   Pipeline Integrity Program........................................................................29
         (f)   Channel Insurance Proceeds........................................................................30
         (g)   Operatorship of Cotenancy Assets..................................................................30
         (h)   Assignment of Rights..............................................................................30

7.       Conditions to Obligation to Close.......................................................................30
         (a)   Conditions to Obligation of the Buyer.............................................................30
         (b)   Conditions to Obligation of the Seller............................................................31

8.       Remedies for Breaches of this Agreement.................................................................32
         (a)   Survival of Representations and Warranties........................................................32
         (b)   Indemnification Provisions for Benefit of the Buyer...............................................33
         (c)   Indemnification Provisions for Benefit of the Seller..............................................35
         (d)   Matters Involving Third Parties...................................................................36
         (e)   Determination of Amount of Adverse Consequences...................................................37
         (f)   Tax Treatment of Indemnity Payments...............................................................37

9.       Tax Matters.............................................................................................37
         (a)   Post-Closing Tax Returns..........................................................................37
         (b)   Pre-Closing Tax Returns...........................................................................37
         (c)   Straddle Periods..................................................................................37
         (d)   Straddle Returns..................................................................................38
         (e)   Claims for Refund.................................................................................38
         (f)   Indemnification...................................................................................38
         (g)   Cooperation on Tax Matters........................................................................39
         (h)   Certain Taxes.....................................................................................39
         (i)   Confidentiality...................................................................................39
         (j)   Audits............................................................................................39
         (k)   Control of Proceedings............................................................................40
         (l)   Powers of Attorney................................................................................40
         (m)   Remittance of Refunds.............................................................................40
         (n)   Purchase Price Allocation.........................................................................40
         (o)   Closing Tax Certificate...........................................................................40
         (p)   Like Kind Exchanges...............................................................................41

10.      Termination.............................................................................................41
         (a)   Termination of Agreement..........................................................................41
         (b)   Effect of Termination.............................................................................42

11.      Miscellaneous...........................................................................................42

         (a)   Public Announcements..............................................................................42
         (b)   Insurance.........................................................................................42
         (c)   No Third Party Beneficiaries......................................................................42
         (d)   Succession and Assignment.........................................................................42
         (e)   Counterparts......................................................................................43
         (f)   Headings..........................................................................................43
         (g)   Notices...........................................................................................43
         (h)   Governing Law.....................................................................................44
         (i)   Amendments and Waivers............................................................................44
         (j)   Severability......................................................................................44
         (k)   Transaction Expenses..............................................................................44
         (l)   Construction......................................................................................44
         (m)   Incorporation of Exhibits and Schedules...........................................................45
         (n)   Entire Agreement..................................................................................45


                                          EXHIBITS AND SCHEDULES

Exhibit A:        Principal Cotenancy Assets
Exhibit B:        Principal Acquired Company Assets
Exhibit C:        Disposed Assets
Exhibit D:        Form of Assigned Equity Interests Assignment
Exhibit E:        Form of Merger Agreement
Exhibit F:        Form of Parent Guaranty
Exhibit G:        Form of Exchange Agreement
Exhibit H:        Form of Prince PSA
Exhibit I:        [Intentionally omitted]
Exhibit J:        Form of Prince Side Letter
Exhibit K:        Form of Certification of Non-Foreign Status


Schedule 1(a):             Subject Insurance Policies
Schedule 1(b):             Permitted Encumbrances
Schedule 1(c):             Reorganization Transactions
Schedule 3(a)(ii):         Consents (Seller)
Schedule 3(a)(iii):        Noncontravention (Seller)
Schedule 3(b)(ii):         Consents (Buyer)
Schedule 3(b)(iii):        Noncontravention (Buyer)
Schedule 4(b):             Noncontravention (Acquired Companies)
Schedule 4(c)(i):          Encumbrances
Schedule 4(c)(ii):         Condition of Acquired Company Assets
Schedule 4(c)(v):          Encumbrances for Borrowed Money
Schedule 4(c)(vi):         Ownership and Operation of the Cotenancy Assets
Schedule 4(d):             Material Changes
Schedule 4(f):             Tax Matters

Schedule 4(g)(i):          Acquired Company Contracts
Schedule 4(g)(ii):         Rights of Way
Schedule 4(h):             Litigation
Schedule 4(i):             Environmental Matters
Schedule 4(i)(ii):         Environmental Permits
Schedule 4(j):             Preferential Purchase Rights
Schedule 4(k):             Financial Statements
Schedule 4(k)(ii):         Obligations of the Acquired Companies
Schedule 4(n):             Regulatory Matters
Schedule 4(o):             Intercompany Transactions
Schedule 5(c):             Operation of Business
Schedule 5(c)(v):          Capital Expenditures Budget
Schedule 6(c):             Surety Bonds

                       PURCHASE, SALE AND MERGER AGREEMENT

         THIS PURCHASE, SALE AND MERGER AGREEMENT (this "Agreement") dated as of April 1, 2002 is by and between El Paso Tennessee Pipeline Co., a Delaware corporation (the "Seller"), and El Paso Energy Partners, L.P., a Delaware limited partnership (the "Buyer"). The Seller and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Seller owns all of the issued and outstanding membership interest (the El Paso Texas Interest") in El Paso Texas Field Services L.L.C., a Delaware limited liability company ("El Paso Texas"), which owns, among other things, (i) the natural gas gathering and treating system generally known as the Waha Gathering and Treating System and (ii) the natural gas gathering system generally known as the Carlsbad Gathering System;

         WHEREAS, El Paso Texas owns all of the issued and outstanding limited partnership interest (the "El Paso Intrastate LP Interest") in El Paso Energy Intrastate, L.P., a Delaware limited partnership ("El Paso Intrastate"), which owns, among other assets, a 50% undivided interest in the natural gas gathering system and related facilities and assets generally known as the Channel Pipeline System;

         WHEREAS, El Paso Texas owns all of the issued and outstanding membership interest (the "El Paso Offshore Interest") in El Paso Offshore Gathering & Transmission, L.L.C., a Delaware limited liability company ("El Paso Offshore"), which owns, among other assets, (i) the natural gas gathering system generally known as the TPC Offshore System and (ii) the facilities generally known as the Oyster Lake and MILSP Condensate Separation and Stabilization facilities;

         WHEREAS, El Paso Texas owns a 1.93% limited partnership interest (the "EPGT 2% LP Interest") in EPGT Texas Pipeline, L.P., a Delaware limited partnership ("EPGT"), which owns, among other assets, (i) the natural gas lateral pipelines generally known as the TGP Laterals, (ii) the natural gas gathering and transmission system generally known as the GTT Transmission System, (iii) the leased natural gas storage facility generally known as the Wilson Storage facility, (iv) a 80% undivided interest in the East Texas 36" pipeline, (v) a 50% undivided interest in the West Texas 30" Pipeline, (vi) a 50% undivided interest in the North Texas 36" Pipeline, (vii) the natural gas gathering system generally known as the McMullen County gathering system, (viii) the natural gas gathering system generally known as the Hidalgo County Gathering System, (ix) a 22% undivided interest in the Bethel-Howard pipeline; and (x) a 75% undivided interest in the Longhorn pipeline;

         WHEREAS, El Paso Texas owns all of the issued and outstanding membership interest (collectively, the "Warwink Interests") in each of El Paso Energy Warwink I Company, L.L.C., a Delaware limited liability company ("Warwink I"), and El Paso Energy Warwink Company II, L.L.C., a Delaware limited liability company ("Warwink II"), which collectively own 100% of the outstanding joint venture interest (collectively, the "Warwink Gathering Interest") in

Warwink Gathering and Treating Company, a Texas joint venture ("Warwink Gathering and Treating"), which owns, among other assets, the natural gas gathering system generally known as the Warwink Gathering System;

         WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding equity interests in (i) El Paso Field Services Management, Inc., a Delaware corporation ("EPFS Management"), which owns (a) a 1% general partner interest (the "El Paso Intrastate GP Interest") in El Paso Intrastate and (b) a 1% general partner interest (the "EPGT GP Interest") in EPGT, and (ii) El Paso Transmission, L.L.C., a Delaware limited liability company ("El Paso Transmission"), which owns (a) a 97.07% limited partner interest (the "EPGT 97% LP Interest" and, collectively with the EPGT 2% LP Interest, the "EPGT LP Interest") in EPGT and (b) all of the issued and outstanding membership interest (the "El Paso Hub Services Interest") in El Paso Hub Services, L.L.C., a Delaware limited liability company ("El Paso Hub Services"), which owns certain contract rights and certain parcels of real property;

         WHEREAS, the Buyer, directly or indirectly, owns all of the issued and outstanding membership interest in Argo, L.L.C., a Delaware limited liability company ("Argo"), which owns or shall own at Closing (i) the offshore platform generally known as the Prince TLP and related rights and facilities associated therewith and (ii) a 9.2% overriding royalty interest in the Prince Field located offshore Texas in the Gulf of Mexico; and

         WHEREAS, this Agreement contemplates a series of transactions in which
(i) (a) the Seller shall sell, or cause to be sold, through the sale of equity interests to the Buyer, the Assigned Equity Interests (defined herein), (b) the Seller shall cause El Paso Texas to be merged into and with a subsidiary of the Buyer, and (c) as a result of (a) and (b), the Buyer shall acquire indirect ownership of the Acquired Company Assets (defined herein), and (ii) the Buyer shall pay consideration of $625 million for such sales, consisting of $435 million in cash and $190 million represented by the assignment of Argo's assets to an affiliate of the Seller.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       Definitions.

         "Acquired Companies" means El Paso Texas, El Paso Intrastate, El Paso Offshore, EPGT, El Paso Hub Services, Warwink I, Warwink II, Warwink Gathering and Treating and MIAGS.

         "Acquired Company Assets" means, excluding the Disposed Assets, the El Paso Texas Assets, the El Paso Intrastate Assets, the El Paso Offshore Assets, the EPGT Assets, the El Paso Hub Services Assets, the Warwink Assets and the MIAGS Assets.

         "Acquired Company Contracts" has the meaning set forth in Section 4(g).

         "Acquired Company Equity Interests" means the El Paso Texas Interest, the El Paso Intrastate LP Interest, the El Paso Intrastate GP Interest, the El Paso Offshore Interest, the EPGT LP Interest, the EPGT GP Interest, the Warwink Interests, the Warwink Gathering Interest, the El Paso Hub Services Interest and the MIAGS Interest, all of which are being acquired by the Buyer pursuant to this Agreement through either (i) the Assigned Equity Interests Assignment or
(ii) the Merger.

         "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent under the credit agreement to be entered into among a subsidiary of the Buyer, the Administrative Agent and the lenders party thereto.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

         "Adverse Contribution Agreement Event" has the meaning given such term in the Contribution Agreement.

         "Adverse Event" means any Adverse PSA Event and any Adverse Contribution Agreement Event.

         "Adverse PSA Event" means any breach of any representation or warranty (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) of the Seller contained in this Agreement (other than a representation or warranty contained in Section 4(c)(iii) or 4(f)).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that (i) with respect to the Buyer, the term "Affiliate" shall exclude each member of the El Paso Group, (ii) with respect to the Seller, the term "Affiliate" shall exclude each member of the Buyer Group and (iii) the Acquired Companies shall be deemed to be Affiliates (x) prior to the Closing, of the Seller and (y) on and after the Closing, of the Buyer.

         "Agreement" has the meaning set forth in the preface.

         "Argo" has the meaning set forth in the Recitals.

         "Assigned Equity Interests" means the El Paso Intrastate GP Interest, the EPGT GP Interest, the El Paso Hub Services Interest and the EPGT 97%LP Interest.

         "Assigned Equity Interests Assignment" means the assignment in the form of Exhibit D.

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have an adverse effect on such Person and would require an expense of such Person in excess of $1,000,000.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Group" means (i) the General Partner, (ii) the Buyer, (iii) each Affiliate of the Buyer in which the Buyer owns (directly or indirectly) an Equity Interest and (iv) each natural person that is an Affiliate of any Person described in (i) - (iii) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any Person described in (i) - (iii) above, but only to the extent that such natural person is acting in such capacity.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Buyer Party" means each of (i) the Buyer, (ii) Argo I, (iii) each Affiliate of the Buyer in which the Buyer owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iv) immediately after the Closing, each of the Acquired Companies.

         "CERCLA" has the meaning set forth in Section 4(i).

         "Certificate of Merger" means a certificate of merger in the form attached to the Merger Agreement.

         "Channel" means the cotenancy created and evidenced by A/S Pipeline Ownership Agreement between Channel Industries Gas Company and Houston Pipe Line Company dated January 1, 1997 (as amended, restated, supplemented and otherwise modified from time to time).

         "Channel Rupture" means the rupture of the Channel pipeline on December 4, 2000.

         "Closing" has the meaning set forth in Section 2(d).

         "Closing Date" has the meaning set forth in Section 2(d).

         "Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Combined Value" means the sum of (i) the Purchase Price plus (ii) the Issue Price, as such term is defined in the Contribution Agreement plus (iii) $119 million.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Contribution Agreement" means the Contribution Agreement dated the date of this Agreement between EPFS Holding and the Buyer.

         "Cotenancy Assets" means 100% of all of the assets listed on Exhibit A, and any organizational, ownership or operational documents related thereto.

         "Cotenancy Interests" means the Acquired Companies' interests in the Cotenancy Assets.

         "Delaware LLC Act" means the Delaware Limited Liability Company Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

         "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

         "Disposed Assets" means all of the assets listed on Exhibit C.

         "Disposed Obligations" means all Obligations, regardless of when such Obligations actually arise or arose, (i) associated with, arising out of, or related to the ownership or operation of the Disposed Assets or (ii) other than those Obligations explicitly set forth on Schedule 4(k)(ii), existing on the Closing Date and not directly related to the Acquired Company Assets.

         "El Paso Corporation" means El Paso Corporation, a Delaware corporation.

         "El Paso Group" means, other than members of the Buyer Group, (i) each Affiliate of El Paso Corporation in which El Paso Corporation owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in such capacity.

         "El Paso Hub Services" has the meaning set forth in the Recitals.

         "El Paso Hub Services Assets" means all assets of El Paso Hub Services, including any applicable Cotenancy Interests.

         "El Paso Hub Services Interest" has the meaning set forth in the Recitals.

         "El Paso Intrastate" has the meaning set forth in the Recitals.

         "El Paso Intrastate Assets" means all assets of El Paso Intrastate, including any applicable Cotenancy Interests.

         "El Paso Intrastate GP Interest" has the meaning set forth in the Recitals.

         "El Paso Intrastate LP Interest" has the meaning set forth in the Recitals.

         "El Paso Offshore" has the meaning set forth in the Recitals.

         "El Paso Offshore Assets" means all assets of El Paso Offshore, including any applicable Cotenancy Interests.

         "El Paso Offshore Interest" has the meaning set forth in the Recitals.

         "El Paso Production" means El Paso Production GOM, Inc., a Delaware corporation.

         "El Paso Texas" has the meaning set forth in the Recitals.

         "El Paso Texas Assets" means all assets of El Paso Texas, including any applicable Cotenancy Interests.

         "El Paso Texas Interest" has the meaning set forth in the Recitals.

         "El Paso Transmission" has the meaning set forth in the Recitals.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, purchase or preferential right, right of first refusal, option or other defect in title.

         "Environmental Law" and "Environmental Laws" have the meanings set forth in Section 4(i).

         "EPFS Holding" means El Paso Field Services Holding Company, a Delaware corporation.

         "EPFS Management" has the meaning set forth in the Recitals.

         "EPGT" has the meaning set forth in the Recitals.

         "EPGT 2% LP Interest" has the meaning set forth in the Recitals.

         "EPGT 97% LP Interest" has the meaning set forth in the Recitals.

         "EPGT Assets" means all assets of EPGT, including any applicable Cotenancy Interests.

         "EPGT GP Interest" has the meaning set forth in the Recitals.

         "EPGT LP Interest" has the meaning set forth in the Recitals.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Exchange Agreement" has the meaning set forth in Section 9(p).

         "Financial Statement Assets" means the Acquired Company Assets and the Indian Basin Cotenancy Interest (as such term is defined in the Contribution Agreement).

         "Financial Statement Entities" means the Acquired Companies, El Paso Indian Basin L.P., a Delaware limited partnership, and El Paso Indian Basin GP Holding L.L.C., a Delaware limited liability company.

         "Financial Statements" has the meaning set forth in Section 4(k).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means accounting principles generally accepted in the United States consistently applied.

         "General Partner" means El Paso Energy Partners Company, a Delaware corporation and the general partner of the Buyer.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Indebtedness" means, with respect to any Person, to the extent not classified as a current liability, on a consolidated basis, all Obligations of the Person to other Persons for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person and (e) any liability, indebtedness or other Obligation of the Person.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Knowledge": an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

         "Law" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any Acquired Company or Cotenancy Asset (including under any Organizational Documents thereof or any contract, agreement or arrangement related thereto) constitute a violation, termination or breach of, or require any payment under, or cause or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation of or by any Acquired Company or Cotenancy Asset.

         "Material Adverse Effect" means any change or effect relating to the Acquired Company Equity Interests, the Acquired Company Assets or the businesses, operations (financial or otherwise) and properties of the Acquired Companies or the Acquired Company Assets taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely effects the value of the Acquired Company Equity Interests, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to
(i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Merger" means the merger of El Paso Texas with and into a subsidiary of the Buyer as contemplated hereby.

         "Merger Agreement" means a merger agreement in the form of Exhibit E.

         "MIAGS" means Matagorda Island Area Gathering System, a Texas joint venture.

         "MIAGS Assets" means all of the assets of MIAGS.

         "MIAGS Interest" means a 84% joint venture interest in MIAGS.

         "Non-Operated Cotenancies" means those Cotenancy Assets for which
Schedule 4(c)(vi) indicates that the Seller or its Affiliate is not the operator.

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Operated Cotenancies" means those Cotenancy Assets other than the Non-Operated Cotenancies.

         "Ordinary Course of Business" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parent Guaranty" means the performance guaranty in the form of Exhibit F.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) inchoate, mechanic's, materialmen's, and similar liens; (iii) any inchoate liens or other Encumbrances created pursuant to (1) any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on Schedule 1(b) for which amounts are not due or (2) the Organizational Documents of any of the Acquired Companies or Cotenancy Assets for which amounts are not due; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Pipeline Integrity Costs" means all expenses, fees, liabilities and other costs arising from, connected with or otherwise relating to implementing and completing the Pipeline Integrity Program to the extent relating to any pipelines constituting part of the Acquired Company Assets (other than the leased Old Ocean Pipeline) or the Operated Cotenancies, including costs associated with direct assessment of pipelines, in-line inspections, pressure tests, increased inspections and remediation of defects, as well as the allocable portion of salaries, overhead and any charged management fee (but does not include routine operating and maintenance costs).

         "Pipeline Integrity Program" means the pipeline integrity management plan filed by El Paso Corporation with the Texas Railroad Commission, as in effect and on record as of the date hereof, and as revised from time to time to the extent that the Buyer and El Paso Corporation mutually consent to the revisions (which consent shall not be unreasonably withheld or delayed).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Acquired Companies with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any Acquired Company with respect to a Pre-Closing Tax Period.

         "Preferential Rights" has the meaning set forth in Section 4(j).

         "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Prince PSA" means the purchase and sale agreement in the form of Exhibit H.

         "Prince Side Letter" means an agreement in the form of Exhibit J.

         "Proposed Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Purchase Price" means $625 million plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

         "Purchase Price Adjustment Date" means immediately after the close of business on March 31, 2002.

         "Purchase Price Decreases" means, without duplication, the following:
(i) 100% of the amount, if any, of negative Working Capital of the Acquired Companies as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP, and (ii) 100% of the amount, if any, of all of the consolidated Indebtedness (other than Indebtedness otherwise included in Working Capital and the $24 million Indebtedness associated with the mercury meter reserve) of the Acquired Companies as of the Purchase Price Adjustment Date.

         "Purchase Price Increases" means, without duplication, 100% of the amount, if any, of positive Working Capital of the Acquired Companies as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP.

         "Records" has the meaning set forth in Section 6(d).

         "Relevant Assets" means the Acquired Company Assets, the Disposed Assets and the Cotenancy Assets.

         "Reorganization Transactions" means the transactions described on
Schedule 1(c).

         "Rights of Way" has the meaning set forth in Section 4(g).

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Seller" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Seller Party" means each of (i) the Seller, (ii) El Paso Corporation, EPFS Management, EPFS Holding, El Paso Transmission, (iii) each Affiliate of the Seller in which the Seller owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iv) up to and through the Closing, each of the Acquired Companies.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Seller or any of its Affiliates maintain covering any Acquired Company Assets, any Acquired Company or any Cotenancy Asset with respect to its assets and operations.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to any Acquired Company.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Transaction Agreements" means this Agreement, the Merger Agreement, the Assigned Equity Interests Assignment, the Prince PSA, the Parent Guaranty, the Contribution Agreement, the Exchange Agreement (if applicable) and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

         "Warwink Gathering and Treating" has the meaning set forth in the Recitals.

         "Warwink Gathering Interest" has the meaning set forth in the Recitals.

         "Warwink I" has the meaning set forth in the Recitals.

         "Warwink II" has the meaning set forth in the Recitals.

         "Warwink Interests" has the meaning set forth in the Recitals.

         "Warwink Assets" means all assets of Warwink I, Warwink II and Warwink Gathering and Treating, including any applicable Cotenancy Interests.

         "Working Capital" means current assets less current liabilities.

      2. The Transactions.

         (a) Sale of Assigned Equity Interests. Subject to the terms and conditions of this Agreement, the Seller agrees to cause EPFS Management and El Paso Transmission to sell to the Buyer (or its designee), and the Buyer agrees to purchase (or cause its designee to purchase) from the Seller, the Assigned Equity Interests, free and clear of any Encumbrances.

         (b) The Merger. Subject to the terms and conditions of this Agreement, the Parties agree to cause El Paso Texas to merge with and into a subsidiary of the Buyer in accordance with the Delaware LLC Act. Following the Merger, the separate limited liability company existence of El Paso Texas shall cease and the applicable subsidiary of the Buyer shall continue as the surviving company and shall succeed to and assume all the rights and obligations of El Paso Texas in accordance with the Delaware LLC Act. The Merger shall have the effects set forth in Section 28-109 of the Delaware LLC Act and, if applicable, the Delaware LP Act.

         (c) Consideration. In consideration for the assignment of the Assigned Company Equity Interests and the Merger (which together shall vest in the Buyer record or beneficial ownership of 100% of the Acquired Company Equity Interests and the Acquired Company Assets (other than the MIAGS Assets, in which the Buyer would acquire beneficial ownership of 83%), including the Cotenancy Interests), the Buyer agrees to pay the Purchase Price to the Seller as follows:

                  (i) Payment of $190 million of the Purchase Price in the form of property by causing the execution and delivery by Argo of the Prince PSA and the assignment of all of Argo's assets contemplated thereby; and

                  (ii) Payment of the remainder of the Purchase Price in cash by wire transfer of immediately available funds. All payments with respect to the cash portion of the Purchase Price shall be made to the Seller, and the Seller shall be responsible for allocating and distributing such payments among any applicable Seller Parties.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, commencing at 10:00 a.m., local time, on the last business day of the month in which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Deliveries at the Closing. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o); (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in
Section 7(b); (iii) the Seller shall cause EPFS Management and El Paso Transmission to execute and deliver the Assigned Equity Interests Assignment;
(iv) the Seller shall cause El Paso Corporation to execute and deliver to the Buyer the Parent Guaranty; (v) the Buyer shall execute and deliver to the Seller, and the Seller shall cause El Paso Production to execute and deliver to the Buyer, the Prince PSA; (vi) the Buyer shall, and the Seller shall cause El Paso Production to, execute and deliver the Prince Side Letter; (vii) the Buyer shall deliver to the Seller the estimated Purchase Price as set forth on the Proposed Closing Statement; (viii) the Seller shall cause El Paso Texas, and the Buyer shall cause one of its subsidiaries, to execute and deliver the Merger Agreement; (ix) the Parties shall execute and cause the Certificate of Merger to be filed with the Delaware Secretary of State; and (x) the Parties shall execute and/or deliver, or cause to be executed and/or delivered, each other Transaction Agreement (including the Exchange Agreement, if applicable).

         (f) Proposed Closing Statement and Post-Closing Adjustment.

                  (i) On or prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Seller's good faith estimate, including reasonable detail, of the Purchase Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(f)(ii), the "Closing Statement").

                  (ii) Upon receipt of the Closing Statement, the Buyer and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, then, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.

                  (iii) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Seller the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer (or its designee) the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyer's objections thereto pursuant to Section 2(f)(ii).

                  (iv) Any payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. If payment is being made after the fifth business day referred to in Section 2(f)(iii), the amount of the payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  (v) The Buyer shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Seller, and, if requested, to the Seller's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(ii).

                  (vi) Except as set forth in Section 2(f)(ii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

      3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows (provided, however, that any representation or warranty given in this Section 3(a) with respect to the Non-Operated Cotenancies shall be deemed to be made to the Seller's Knowledge):

                  (i) Organization and Good Standing. The Seller is an entity duly organized, validly existing, and in good standing under the Laws of the state of Delaware. The Seller is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), no Seller Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                  (iii) Noncontravention. Except for prior approval of the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets or any of the Relevant Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller or any other Seller Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                  (i) Organization of the Buyer. Each Buyer Party is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Buyer Party is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on
         Schedule 3(b)(ii), no Buyer Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement, except for the prior approval of the FTC, if applicable.

                  (iii) Noncontravention. Except for the prior approval of the FTC (if applicable) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Buyer Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Acquired Company Equity Interests or the Acquired Company Assets with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests and the Acquired Company Assets, understands that this investment involves substantial risks, has adequately investigated the Acquired Company Equity Interests and the Acquired Company Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests and the Acquired Company Assets, and is able to bear the economic risks of such investment. The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies and the Acquired Company Assets, has received all materials, documents and other information that the Buyer deems necessary or advisable to evaluate the Acquired Company Equity Interests and the Acquired Company Assets, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies and the Acquired Company Assets, including its own estimate of the value of the Acquired Company Equity Interests and the Acquired Company Assets. The Buyer has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts of the Acquired Companies and the Acquired Company Assets) as the Buyer deems adequate.

                  (vi) Taxes. To the knowledge of each Buyer Party, the Buyer has (i) duly filed all material Tax Returns required to be filed by or with respect to the Buyer or its assets or operations with the Internal Revenue Service or other applicable taxing authority, (ii) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to the Buyer or its assets or operations and (iii) made all material deposits required with respect to Taxes. To the knowledge of each Buyer Party, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of the Buyer, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of the Buyer has been given by or requested from Buyer with respect to any Tax year.

      4. Representations and Warranties Concerning the Acquired Company
Equity Interests, Acquired Companies and Relevant Assets. The Seller hereby represents and warrants to the Buyer as follows (provided, however, that any representation or warranty given in this Section 4 with respect to the Non-Operated Cotenancies shall be deemed to be made to the Seller's Knowledge):

         (a) Organization, Qualification, and Company Power. Each of the Acquired Companies and the Seller Parties (x) is a limited liability company, partnership (limited or general), joint venture or corporation duly organized, validly existing, and (except with respect to Warwink Gathering and Treating and MIAGS) in good standing under the Laws of the state of Delaware; (y) is (except with respect to Warwink Gathering and Treating and MIAGS) in good standing under the Laws of the state of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Noncontravention. Except for the need to obtain prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of any Transaction Agreement to which any Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any Seller Party or any Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Acquired Company Equity Interests or the Acquired Company Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company or any of the Acquired Company Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Seller Party to consummate the transactions contemplated by such Transaction Agreement.

         (c) Title to and Condition of Assets.

                  (i) The Acquired Companies have good, marketable and indefeasible title to all of the Acquired Company Assets in each case free and clear of all Encumbrances, except for (a) Permitted Encumbrances and (b) Encumbrances disclosed in Schedule 4(c)(i). The principal assets in which any Acquired Company owns less than 100% (other than assets in which Warwink I and Warwink II each own 50% due to their ownership of the Warwink Gathering

         Interest) are described on Exhibit A. The principal assets constituting the Acquired Company Assets are described on Exhibit B. The operations of the Acquired Company Assets are the only operations reflected in the Financial Statements.

                  (ii) To the Seller's Knowledge, except as disclosed in
         Schedule 4(c)(ii), the Relevant Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs; provided, however, that a defect in a pipeline constituting part of the Acquired Company Assets or the Operated Cotenancies discovered after Closing through, and remediated under, the Pipeline Integrity Program shall not be a breach of this Section 4(c)(ii).

                  (iii) Capitalization of the Acquired Companies.

                           (A) The capitalization of the Acquired Companies is
                  as follows:

                                    (1) The El Paso Texas Interest constitutes
                           all of the Equity Interests of El Paso Texas. The Seller owns (beneficially and of record) 100% of the El Paso Texas Interest.

                                    (2) The El Paso Intrastate GP Interest and
                           the El Paso Intrastate LP Interest constitute all of the Equity Interests of El Paso Intrastate. El Paso Texas owns (beneficially and of record) 100% of the El Paso Intrastate LP Interest. EPFS Management owns (beneficially and of record) 100% of the El Paso Intrastate GP Interest.

                                    (3) The El Paso Offshore Interest
                           constitutes all of the Equity Interests of El Paso Offshore. El Paso Texas owns (beneficially and of record) the El Paso Offshore Interest.

                                    (4) The EPGT GP Interest and the EPGT LP
                           Interest constitute all of the Equity Interests of EPGT. El Paso Texas owns (beneficially and of record) the EPGT 2%LP Interest, and El Paso Transmission owns (beneficially and of record) the EPGT 97%LP Interest, which collectively constitute the entire EPGT LP interest. EPFS Management owns (beneficially and of record) 100% of the EPGT GP Interest.

                                    (5) The Warwink Interests constitute all of
                           the Equity Interests of Warwink I and Warwink II. El Paso Texas owns (beneficially and of record) 100% of the Warwink Interests. Warwink I owns (beneficially and of record) a 1% joint venture interest in Warwink Gathering and Treating and Warwink II owns (beneficially and of record) a 99% joint venture interest in Warwink Gathering and Treating, which collectively are all of the Equity Interests in Warwink Gathering and Treating.

                                    (6) The El Paso Hub Services Interest
                           constitutes all of the Equity Interests of El Paso Hub Services. El Paso Transmission owns (beneficially and of record) 100% of the El Paso Hub Services Interest.

                                    (7) EPGT owns the MIAGS Interest, which
                           constitutes 83% of the Equity Interests in MIAGS.

                           (B) The Seller beneficially owns directly or
                  indirectly 100% of the Seller Parties other than El Paso Corporation and El Paso Production. The Seller beneficially owns directly or indirectly 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies other than MIAGS. All of the Acquired Company Equity Interests are uncertificated. The Acquired Company Equity Interests constitute 100% of the issued and outstanding Equity Interests of the Acquired Companies other than MIAGS and have been duly authorized, and are validly issued and fully paid and (except (i) with respect to general partnership and joint venture interests and (ii) as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act with respect to limited partnership interests) non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, limited partnership Laws, partnership and joint venture Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents, (x) the Acquired Company Equity Interests are held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any Acquired Company. No Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Equity Interest of any Acquired Company other than the Organizational Documents of MIAGS.

                           (C) After the consummation of the transactions
                  contemplated in this Agreement, the Buyer shall own, directly or indirectly, 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies and 100% of the Acquired Company Assets (other than the MIAGS Assets, in which the Buyer will acquire beneficial ownership of 83%).

                  (iv) Acquired Company Ownership. No Acquired Company owns an Equity Interest in any Person, except as set forth in Section 4(c)(iii). There are no

         Commitments with respect to an Equity Interest in any Acquired Company. The Acquired Companies own no other assets other than the Acquired Company Assets, and have no operations or Obligations other than those directly related to the Acquired Company Assets or explicitly set forth on Schedule 4(k)(ii).

                  (v) Encumbrances for Borrowed Money. Except as set forth on
         Schedule 4(c)(v), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Relevant Assets.

                  (vi) Ownership and Operation of the Cotenancy Assets.

                           (A) The Acquired Companies' ownership interests in
                  the Cotenancy Assets are set forth on Schedule 4(c)(vi).

                           (B) The Seller or one of its Affiliates is the
                  operator with respect to all of the Cotenancy Assets indicated on Schedule 4(c)(vi). The transactions contemplated by this Agreement shall result in the Buyer (or its designee) becoming the operator of all of the Cotenancy Assets, other than the Non-Operated Cotenancies, as of the Closing Date.

                           (C) Except to the extent created under the Securities
                  Act, state securities Laws, limited liability company Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents, (x) the Cotenancy Interests are held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Cotenancy Interests. No Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Cotenancy Interest

              (d) Material Change. Except for the Reorganization Transactions and as set forth in Schedule 4(d), since December 31, 2001:

                  (i) there has not been any Material Adverse Effect;

                  (ii) the Relevant Assets have been operated and maintained in the Ordinary Course of Business;

                  (iii) to the Seller's Knowledge, there has not been any material damage, destruction or loss to any material portion of the Relevant Assets, whether or not covered by insurance;

                  (iv) there has been no purchase, sale or lease of any material asset included in the Relevant Assets;

                  (v) there has been no actual, pending, or to the Seller's Knowledge, threatened change affecting any of the Relevant Assets with any customers, licensors, suppliers, distributors or sales representatives of any Seller Party, except for changes that do not have a Material Adverse Effect;

                  (vi) there has been no (x) amendment or modification in any material respect to any Acquired Company Contract or any other contract or agreement material to the Relevant Assets, or (y) termination of any Acquired Company Contract or any other contract or agreement material to the Relevant Assets before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business; and

                  (vii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         (e) Legal Compliance. Each Seller Party, with respect to the Relevant Assets and the Acquired Companies, has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Seller makes no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

         (f) Tax Matters. Except as set forth in Schedule 4(f) or as would not have a Material Adverse Effect, the Seller, its Affiliates and the Acquired Companies have filed all Tax Returns with respect to the Relevant Assets that they were required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due by any Acquired Company or with respect to the Relevant Assets on any such Tax Returns have been paid.

         (g) Contracts and Commitments. Schedule 4(g)(i) contains a list of all the material contracts, agreements, licenses, permits and other documents and instruments to which any Acquired Company is a party or otherwise constituting part of the Acquired Company Assets (the "Acquired Company Contracts"), and each such Acquired Company Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.
Schedule 4(g)(ii) contains a list of all rights-of-way constituting part of the Acquired Company Assets (the "Rights of Way"). The Acquired Company Contracts, together with the Rights of Way, constitute all of the contracts, agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation and business of the Relevant Assets consistent with applicable Laws and prior operation. The Seller Parties have performed all material obligations required to be performed by them to date under the Acquired Company Contracts and the Rights of Way, and are not in default under any material obligation of any such contract or right-of-way, except when such default would not have a Material Adverse Effect. To the Seller's Knowledge, no other party to any Acquired Company Contract is in default thereunder.

         (h) Litigation.

                  (i) Schedule 4(h) sets forth each instance in which any Acquired Company or any of the Relevant Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
         (B) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                  (ii) No Seller Party has Knowledge of any Basis for any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any Acquired Company would be subject.

         (i) Environmental Matters. Except as set forth in Schedule 4(i):

                  (i) The Seller, with respect to the Relevant Assets, has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to
         (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                  (ii) The Seller has obtained all permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Relevant Assets and the Disposed Assets as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. Schedule 4(i)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Relevant Assets and the Acquired Companies' businesses as they are presently operated (except with respect to the Disposed Assets), each of which is held in the name of the appropriate Seller Party as indicated on such schedule.

                  (iii) Except as would not have a Material Adverse Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against the Seller with respect to the Relevant Assets and the Seller has not received notice of any of the foregoing and (y) no Acquired Company, and none of the Relevant Assets, is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                  (iv) The Seller has not received any written notice that the Seller, with respect to the Relevant Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (v) All Hazardous Substances or solid wastes generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Seller or the conduct of the Seller, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i). For purposes of this Section 4(i), each reference to the Seller or Seller Parties shall be deemed to include the Seller Parties and their Affiliates.

         (j) Preferential Purchase Rights. Except as set forth on Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Equity Interest in any Acquired Company, or any of the Relevant Assets (other than the Disposed Assets), in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights").

         (k) Financial Statements.

                  (i) Schedule 4(k) sets forth (A) an unaudited combined and consolidated balance sheet covering the ownership of the Financial Statement Entities and the Financial Statement Assets as of December 31, 2001 and (B) unaudited combined and consolidated income statements covering the ownership and operations of the Financial Statement Entities and the Financial Statement Assets for the twelve month periods ended December 31, 2000 and December 31, 2001, including, for both (A) and (B), as pro forma adjustments the disposition of the Disposed Assets on December 31, 1999 (collectively, the "Financial Statements").

                  (ii) (A) The Financial Statements were prepared in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and fairly present, in all material respects, the financial position and income associated with the ownership and operation of the Financial Statement Entities and Financial Statement Assets as of the dates and for the periods indicated; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and except for normal year-end adjustments); and (C) except as set forth on Schedule 4(k)(ii), none of the Financial Statement Entities has any Obligations other than those reflected in the Financial Statements.

         (l) Employee Matters. No Acquired Company has any employees.

         (m) Prohibited Events. Except for the Reorganization Transactions and settlement of litigation proceedings, none of the matters described in Section 5(c) have occurred since June 30, 2001.

         (n) Regulatory Matters. No Seller Party or Acquired Company is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Except as set forth on Schedule 4(n), none of the Relevant Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

         (o) Intercompany Transactions. Each outstanding receivable, payable and other intercompany transaction and arrangement between the Seller or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, (including hydrocarbon imbalances existing on the date of this Agreement) existing on the Closing Date is listed on Schedule 4(o).

         (p) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Relevant Assets and the officers and employees of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY RELEVANT ASSETS ARE YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. The Buyer shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Seller's conditions to closing in Section 7(b). The Seller shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Buyer's conditions to closing in Section 7(a).

         (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) on April 1, 2002. Without limiting the generality of the foregoing, the Parties agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 9:00 a.m. (Houston time) on April 1, 2002; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

         (c) Operation of Business. The Seller shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or (to the extent any Seller Party or its Affiliate has the Legal Right) permit any Acquired Company or Cotenancy Asset to engage in any practice, take any action, or enter into any transaction outside the Ordinary

Course of Business or, with respect to the Relevant Assets, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Schedule 5(c), the Seller shall not, and shall not cause or (to the extent any Seller Party has the Legal Right) permit any Acquired Company or Cotenancy Asset to, do any of the following:

                  (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company or any Commitments with respect to any Equity Interest of any Acquired Company;

                  (ii) cause or allow any part of the Acquired Company Equity Interests or the Relevant Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in
         Section 4(c);

                  (iii) amend in any material respect any Acquired Company Contract material to the Relevant Assets or any Acquired Company or Cotenancy Asset (including any Acquired Company's or Cotenancy Asset's Organizational Documents) or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement expires in accordance with its terms in the Ordinary Course of Business;

                  (iv) except as required by Law, make, change or revoke any Tax election relevant to any Acquired Company or Relevant Asset;

                  (v) (A) acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for intercompany borrowing among the Acquired Companies in the Ordinary Course of Business; (C) except for the Disposed Assets, sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this Section 5(c)(v) or (except for contracts with aggregate Obligations of the applicable Acquired Company not in excess of $10,000) otherwise not in the Ordinary Course of Business; provided that notwithstanding any provision of this Agreement, if the Buyer expressly consents in writing (x) each Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) so long as such dividends and/or distributions are reflected as a Purchase Price Decrease, where appropriate, and (y) each Acquired Company may make or incur capital expenditures in accordance with the terms of its Organizational Documents and the capital expenditures budget set forth on Schedule 5(c)(v); and provided further that, to the extent Channel or El Paso Intrastate receives any insurance proceeds from the Channel Rupture, El Paso Intrastate may distribute its share of such proceeds to the owners of the El Paso Intrastate LP Interest and the El Paso Intrastate GP Interest in accordance with its Organizational Documents;

                  (vi) change any Acquired Company's accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents; or

                  (vii) initiate or settle any litigation, complaint, rate filing or administrative proceeding.

         (d) Intercompany Transactions. All outstanding receivables, payables and other intercompany transactions and arrangements between the Seller or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, shall remain in full force and effect through and after the Closing.

         (e) Full Access. To the extent it has the Legal Right, the Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to any Acquired Company or any of the Relevant Assets.

         (f) Liens and Encumbrances. Prior to the Closing, the Seller shall obtain releases of all liens and other Encumbrances disclosed in Schedule 4(c)(i), without any post-Closing liability or expense to any Acquired Company or Acquired Company Asset or any Buyer Party, and shall provide proof of such releases to the Buyer at the Closing.

         (g) Prince Pre-Closing Matters. The Buyer shall ensure that, until the closing of the transactions contemplated by the Prince PSA, El Paso Production and its Affiliates shall have the access and other rights to the books, records and assets of Argo provided in Section 5 of the Prince PSA.

      6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company or the Relevant Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

         (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Seller or any of its Affiliates in connection with the Acquired Companies or the Relevant Assets, including the surety bonds and guarantees listed on Schedule 6(c). The Buyer and the Seller shall cooperate to effect all such substitutions and the Buyer shall indemnify and hold the Seller harmless from and against any Adverse Consequences arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Seller from any surety or guaranty obligations with respect to the Acquired Companies or the Relevant Assets.

         (d) Delivery and Retention of Records. On or promptly after the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies or the Relevant Assets (other than Tax Records) that are in the possession or control of the Seller (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

         (e) Pipeline Integrity Program. Through December 31, 2006, the Seller shall cause its applicable Affiliates to continue to diligently and in good faith implement and complete as soon as reasonably practicable the Pipeline Integrity Program to the extent relating to any pipelines constituting part of the Acquired Company Assets (other than the leased Old Ocean Pipeline) and the Operated Cotenancies in accordance with such program, all applicable Laws, El Paso Corporation's policies and procedures and prudent industry practices.

         (f) Channel Insurance Proceeds. To the extent Channel or El Paso Intrastate receives any insurance proceeds from the Channel Rupture, the Buyer shall cause El Paso Intrastate to pay to El Paso Field Services, L.P., an Affiliate of the Seller, El Paso Intrastate's share of such insurance proceeds.

         (g) Operatorship of Operated Cotenancies. The Seller Parties shall take any further action that may be required for the Buyer (or its designee) to become the operator of the Operated Cotenancies.

         (h) Assignment of Rights. The Seller will assign and will cause its Affiliates to assign, upon the Buyer's request, any and all rights (including claims) of the Seller or its Affiliates relating to any of the Acquired Company Assets or the Cotenancy Assets under any agreement (including that certain Stock Purchase Agreement dated as of January 27, 2000 between PG&E National Energy Group, Inc. and El Paso Field Services Company) pursuant to which the Seller or any of its Affiliates purchased or otherwise acquired any of the Acquired Company Assets or the Cotenancy Assets.

      7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Seller contained in Sections 3(a) and 4 must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the Non-Operated Cotenancies, (B) the representations and warranties in
         Section 4(c)(ii) and (C) the representations and warranties in Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) the Seller must have performed and complied in all material respects with its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iv) the Seller must have obtained all material Governmental Authority and third party consents, including any material consents specified in Sections 3(a)(ii), 3(a)(iii), and 4(b) and including the corresponding Schedules;

                  (v) the Seller must have delivered to the Buyer a certificate to the effect that each of the conditions specified in Sections 7(a)(i)-(iv) is satisfied in all respects;

                  (vi) the FTC must have approved the transactions contemplated hereunder;

                  (vii) the Closing Date shall be no earlier than March 28, 2002;

                  (viii) The Buyer shall have received financing for the transactions contemplated herein satisfactory to the Buyer;

                  (ix) the Board of Directors of the General Partner shall have received a fairness opinion acceptable to such Board (in its sole discretion) from UBS Warburg LLC or any other financial advisor acceptable to such Board (in its sole discretion) with respect to the transactions contemplated herein;

                  (x) the transactions contemplated herein shall have been approved by at least a majority of the members of each of (1) of the Board of Directors of the General Partner, (2) the independent members of the Board of Directors of the General Partner and (3) the Special Committee of the Board of Directors of the General Partner responsible for reviewing such transactions;

                  (xi) EPFS Holding and the Buyer must have executed and delivered the Contribution Agreement and the closing of the transactions contemplated therein must have occurred; and

                  (xii) The Buyer and El Paso Production must have executed and delivered the Prince PSA and the closing of the transactions contemplated therein must have occurred.

   The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Buyer contained in Section 3(b) must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) the Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iv) the Seller must have obtained all material Governmental Authority and third party consents, including material consents specified in Sections 3(a)(ii), 3(a)(iii), and 4(b) and including the corresponding Schedules;

                  (v) the Buyer must have delivered to the Seller a certificate to the effect that each of the conditions specified in Sections 7(b)(i)-(iv) is satisfied in all respects;

                  (vi) the FTC must have approved the transactions contemplated hereunder;

                  (vii) EPFS Holding and the Buyer must have executed and delivered the Contribution Agreement and the closing of the transactions contemplated therein must have occurred; and

                  (viii) The Buyer and El Paso Production must have executed and delivered the Prince PSA and the closing of the transactions contemplated therein must have occurred.

    The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

      8. Remedies for Breaches of this Agreement.

         (a) Survival of Representations and Warranties. (i) All of the representations and warranties of the Seller contained in Sections 3(a) and 4 (other than Sections 4(c)(iii), 4(f) and 4(h)(ii)) shall survive the Closing hereunder for a period of three years after the Closing

Date; (ii) the representations and warranties of the Seller contained in Section 4(c)(iii) shall survive the Closing forever; (iii) the representations and warranties of the Seller contained in Section 4(f) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim, and (iv) the representations and warranties of the Seller contained in Section 4(h)(ii) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing for a period of three years after the Closing Date. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement (other than Section 8(b)(iv)) shall survive the Closing forever. The covenants and obligations contained in Section 8(b)(iv) shall survive the Closing for a period of three years after the Closing Date.

         (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event: (x) the Seller breaches any of its representations or warranties (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the Non-Operated Cotenancies, (B) the representations and warranties in Section 4(c)(ii) and (C) the representations and warranties in Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) contained herein (other than a representation or warranty contained in Section 4(c)(iii) or 4(f)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to
         Section 11(g) within such survival period, then the Seller agrees to release and indemnify the Buyer Indemnitees from and against any Adverse Consequences by reason of all Adverse Events suffered by the Buyer Indemnitees; provided, that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Events (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events in excess of an aggregate deductible amount equal to 1% of the Combined Value (after which point the Seller shall be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Combined Value (after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences); provided, however, that the deductible amount with respect to breaches of Section 4(c)(i) shall be $750,000.

                  (ii) In the event: (x) the Seller breaches any of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations in this Agreement or any representation or warranty contained in Section 4(c)(iii) or 4(f)

         (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees.

                  (iii) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences resulting by reason of (a) joint and several liability with the Seller arising by reason of having been required to be aggregated with the Seller under Section 414(o) of the Code, or having been under "common control" with the Seller, within the meaning of Section 4001(a)(14) of ERISA.

                  (iv) In the event: (x) there is an applicable survival period pursuant to Section 8(a) and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, except to the extent the Buyer is obligated to release and indemnify the Seller under Section 8(c)(ii)(1), then the Seller agrees to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees with respect to, any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising as a result of events occurring on or prior to the Purchase Price Adjustment Date, including the matters disclosed in Schedule 4(i).

                  (v) [Intentionally omitted.]

                  (vi) With respect to each calendar year through December 31, 2006, the Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Pipeline Integrity Costs incurred (whether paid or payable) with respect to the Acquired Company Assets and the Operated Cotenancies to the extent such Pipeline Integrity Costs in such year exceed $5,000,000 (which amount shall be prorated to $3,750,000 for the period from April 1, 2002 to December 31, 2002).

                  (vii) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences with respect to the Disposed Obligations and the ownership or operation of any Disposed Assets or Disposed Obligations (whether prior to or after Closing), including any Tax attributable thereto.

                  (viii) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences suffered by the Buyer Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to any Acquired Company or any of the Relevant Assets on the Closing Date, including the matters listed on
         Schedule 4(h).

                  (ix) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences arising as a result of any of the Reorganization Transactions.

                  (x) Notwithstanding anything to the contrary contained in Sections 8(b)(i), (iii), (iv) and (v), the Seller shall not have any obligation to indemnify any Buyer Indemnified Party to the extent that the payment thereof would cause the Seller's aggregate indemnity payments under all of Sections 8(b)(i), (iii), (iv) and (v) (but excluding Sections 8(b)(ii), (vi), (vii), (viii) and (ix)) to exceed 100% of the Combined Value.

                  (xi) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Seller of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (xii) Except for the rights of indemnification provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller arising from any breach by the Seller of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

        (c) Indemnification Provisions for Benefit of the Seller.

                  (i) In the event: (x) the Buyer breaches any of its representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) within such survival period, then the Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by such Seller Indemnitees.

                  (ii) The Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating to any of (1) any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising from or related to mercury contamination emanating from mercury meters used in connection therewith or (2) the ownership and operation of each Acquired Company and each Relevant Asset (including those arising during, related to or otherwise attributable to the period commencing with the Purchase Price Adjustment Date).

                  (iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (iv) Except for the rights of indemnification provided in this
         Section 8, the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

        (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be treated as purchase price adjustments for Tax purposes.

      9. Tax Matters.

         (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Relevant Assets or the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

         (b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Relevant Assets or Acquired Companies. The Seller shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

         (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Relevant Assets (other than the Disposed Assets) and the Acquired Companies related to the portion of any Straddle Period occurring after the Closing Date. The Seller shall be responsible for Taxes of the Relevant Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before and on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Relevant Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records.

         (d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within 10 days after such payment, the Seller and the Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Relevant Assets and the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

         (f) Indemnification. The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date, and the Buyer Parties against all Taxes of or with respect to the Disposed Assets, and all Taxes arising directly as a result of the Reorganization Transactions.

         (g) Cooperation on Tax Matters.

                  (i) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (ii) The Buyer and the Seller further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  (iii) The Buyer and the Seller agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (h) Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (but not with respect to the Reorganization Transactions).

         (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

         (j) Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Relevant Assets or the Acquired Companies for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then
(I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this
Section 9(j) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         (l) Powers of Attorney. The Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

         (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

         (n) Purchase Price Allocation. The Seller and the Buyer agree that the actual Purchase Price allocable to the Assigned Equity Interests, El Paso Texas Interest and Acquired Company Assets shall be allocated to the Acquired Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Seller within ninety (90) days after the Closing Date. The Buyer, the Seller and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

         (o) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibit K, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

         (p) Like Kind Exchanges. Each of the Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind exchange" pursuant to Section 1031 of the Code. Each of the Buyer and Seller agree to indemnify the other Party against any and all costs and expenses incurred with respect to furnishing such cooperation. Each Party may assign all or a portion of its rights under this Agreement to a "qualified intermediary" to facilitate a like-kind exchange. The agreement between the applicable Party and the qualified intermediary ("EXCHANGE AGREEMENT") shall be set forth as Exhibit G.

     10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                  (iv) the Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

                  (v) the Buyer or the Seller may terminate this Agreement if the Contribution Agreement is terminated for any reason.

         (b) Effect of Termination. Except for the obligations under Sections 8, 10 and 11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

     11. Miscellaneous.

         (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases within twenty-four (24) hours following the execution of this Agreement by all Parties.

         (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Relevant Assets or Acquired Companies by the Seller or any of its Affiliates, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Relevant Assets or the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Relevant Assets or the Acquired Companies. If any claims are made or losses occur prior to the Closing Date that relate solely to the Relevant Assets or the business activities of the Acquired Companies and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Seller or its Affiliates after the Closing, then the Seller shall use its Best Efforts so that the Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies.

         (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the Administrative Agent is a third-party beneficiary of
Section 11(d), and such Section may not be amended or modified without the Administrative Agent's written consent.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing the Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller; provided, however, without the prior written approval of the Seller, the Buyer and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement (i) to an Affiliate of the Buyer, including designating one or more Affiliates of the Buyer to be the assignee of some or any portion of the Acquired Company Assets,
(ii) in connection with granting a lien, pledge, mortgage or other security interest pursuant to a bona fide lending transaction, or (iii) pursuant to the foreclosure or settlement of any assignment made pursuant to (ii) above; provided the Buyer is not released from any of its obligations or liabilities hereunder. Each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, to a qualified intermediary in connection with any transaction described in Section 9(p); provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement. The Seller acknowledges that the Buyer has granted to the Administrative Agent a lien on and security interest in all of its right, title and interest in and to this Agreement.

         (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

   If to the Seller:          El Paso Tennessee Pipeline Co.
                              Attn: President
                              El Paso Building
                              1001 Louisiana
                              Houston, Texas 77002

   If to the Buyer:           El Paso Energy Partners, L.P.
                              Attn: President
                              4 Greenway Plaza
                              Houston, Texas 77046
                              (713) 420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Transaction Expenses. Each of the Buyer and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble.

                             EL PASO ENERGY PARTNERS, L.P.


                             By: /s/ Keith B. Forman
                                 -------------------
                                 Vice President and Chief Financial Officer



                             EL PASO TENNESSEE PIPELINE CO.


                             By: /s/ H. Brent Austin
                                 -------------------
                                 Executive Vice President and Chief Financial
                                 Officer